Exhibit 99.1
For Immediate Release

HAMPDEN BANCORP, INC. REPORTS SECOND QUARTER RESULTS, AUTHORIZATION OF A SECOND STOCK REPURCHASE PROGRAM, AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. January 27, 2009. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and six months ended December 31, 2008.

Net income for the three months ended December 31, 2008 was $190,000, or $0.03 per fully diluted share, as compared to $153,000, or $0.02 per fully diluted share, for the same period in 2007. For the three month period ended December 31, 2008, net interest income increased by $274,000 compared to the three month period ended December 31, 2007. A partial offset to this increase was an increase in the provision for loan loss of $224,000 for the three months ended December 31, 2008 compared to the same period in 2007. The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense for the three months ended December 31, 2008 of $501,000 which was primarily due to an increase in salary and employee benefit expenses, including expenses for the equity incentive plan, of $371,000. Income tax expense decreased $530,000 to $83,000 for the three months ended December 31, 2008. The income tax expense of $613,000 for the three months ended December 31, 2007 was due to an adjustment to the Company’s valuation reserve against the deferred tax asset set up for the utilization of the charitable contribution deduction carry forward generated by the establishment of the Hampden Bank Charitable Foundation. Non-interest income, including net gains and losses on sales and write-downs of securities, decreased by $42,000 compared to the three month period ended December 31, 2007. For the three month period ended December 31, 2008, there was a net loss on the sales and write-downs of investment securities of $63,000, including a charge for other than temporary impairment of $68,000.

Net income for the six months ended December 31, 2008 was $237,000, or $0.03 per fully diluted share, as compared to $675,000, or $0.09 per fully diluted share, for the same period in 2007. This decrease in net income was primarily the result of an increase in the provision for loan losses of $646,000 for the six months ended December 31, 2008 compared to the same period in 2007. The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense for the six months ended December 31, 2008 of $941,000 which was primarily due to an increase in salary and employee benefit expenses, including expenses for the equity incentive plan, of $812,000. For the six month period ended December 31, 2008, net interest income increased by $513,000 compared to the six month period ended December 31, 2007. Income tax expense decreased from $798,000 to $105,000 from the six months ended December 31, 2007 to the six months ended December 31, 2008 due to the adjustment, in the six months ended December 31, 2007, to the Company’s valuation reserve against the deferred tax asset established in connection with the Hampden Bank Charitable Foundation. Non-interest income, including net gains and losses on sales and write-downs of securities, decreased by $57,000 compared to the six month period ended December 31, 2007. For the six month period ended December 31, 2008, there was a net loss on the sales and write-downs of investment securities of $151,000, including a charge for other than temporary impairment of $204,000.

The Company’s total assets increased by $3.4 million, or 0.6%, from $543.8 million at June 30, 2008 to $547.2 million at December 31, 2008. Net loans, including loans held for sale, increased $27.7 million, or 7.7%, to $388.5 million at December 31, 2008. A partial offset to this increase was a decrease in federal funds sold and other short-term investments of $18.2 million, or 63.9%, to $10.3 million at December 31, 2008. Also, securities available for sale decreased by $8.4 million, or 6.8%, to $115.4 million at December 31, 2008.

    Non-accrual loans totaled $6.6 million, or 1.20% of total assets, at December 31, 2008 compared to $4.8 million, or 0.89% of total assets, at June 30, 2008. There was an increase in residential mortgage non-accrual loans of $1.4 million, an increase in construction non-accrual loans of $1.2 million, an increase in commercial real estate non-accrual loans of $513,000, and an increase in consumer non-accrual loans of $193,000 at December 31, 2008. These increases were partially offset by a decrease in commercial non-accrual loans of $1.6 million at December 31, 2008. While non-accrual loans have increased during the period, our loan portfolio has not been affected by loans to sub-prime borrowers since the Company has not historically originated loans to these customers.

Deposits increased $15.2 million, or 4.6%, to $346.6 million at December 31, 2008 from $331.4 million at June 30, 2008. There were increases in money market accounts of $10.9 million, increases in NOW accounts of $5.2 million, and increases in time deposits of $150,000 from June 30, 2008 to December 31, 2008. These increases were partially offset by decreases in savings accounts of $551,000 and decreases in demand accounts of $533,000 from June 30, 2008 to December 31, 2008.

         Short-term borrowings, including repurchase agreements, increased $10.0 million, or 75.6%, to $23.2 million at December 31, 2008 from $13.2 million at June 30, 2008. Long-term debt decreased $17.7 million, or 18.5%, to $77.8 million at December 31, 2008 from $95.5 million at June 30, 2008.

The Company repurchased 397,493 shares of Company stock, at an average price of $10.03 per share, in the first and second quarters of fiscal 2009 pursuant to, and completion of, the Company’s Stock Repurchase Program announced in May 2008, contributing to an overall decrease in stockholders’ equity of $3.9 million, to $96.5 million at December 31, 2008, compared to $100.4 million at June 30, 2008. Our ratio of capital to total assets decreased to 17.6% as of December 31, 2008, from 18.5% as of June 30, 2008.

        According to Thomas R. Burton, President and CEO, “The first six months of the fiscal year have shown significant growth in both loans and deposits.  Deposits have grown at an annualized rate of over 9% and loans by over 15%.  It is apparent from this activity that the general public and local businesses in our area are moving their banking activity to strong community banks like Hampden.  Although our net interest margin continues to improve, net income has been depressed by an increase in the provision for loan losses, an increase in employee benefit costs, impairment losses from the equity portfolio as well as a significant increase in the FDIC deposit insurance premium.  All these factors relate to current poor economic conditions.”

The Company announced today that its Board of Directors authorized a second stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 377,619 shares or 5% of the Company’s outstanding common stock. The Company is now seeking approval under Massachusetts laws and regulations to initiate such repurchases. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on February 26, 2009, to shareholders of record at the close of business on February 11, 2009.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	At December 31,	At June 30,
	2008	2008
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 547,234	$ 543,832
Loans, net (a)	388,467	360,773
Securities	115,445	123,892
Deposits	346,623	331,441
Short-term borrowings, including repurchase agreements	23,216	13,223
Long-term debt	77,766	95,477
Total Stockholders' Equity	96,482	100,448
(a) Includes loans held for sale of $987,000 at December 31, 2008, and $895,000 at June 30, 2008.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$ 7,195	$ 7,416	$ 14,305	$ 14,765
Interest expense	3,157	3,652	6,519	7,492
Net interest income	4,038	3,764	7,786	7,273
Provision for loan losses	308	84	812	166
Net interest income after provision for loan losses	3,730	3,680	6,974	7,107
Non-interest income	634	555	1,262	1,110
Gain (loss) on sales and write-downs of securities, net	(63)	58	(151)	58
Non-interest expense	4,028	3,527	7,743	6,802
Income before income tax expense	273	766	342	1,473
Income tax expense	83	613	105	798
Net income	$ 190	$ 153	$ 237	$ 675

Basic earnings per share	$ 0.03	$ 0.02	$ 0.03	$ 0.09
Basic weighted average shares outstanding	6,804,992	7,349,337	6,929,432	7,344,018

Diluted earnings per share	$ 0.03	$ 0.02	$ 0.03	$ 0.09
Diluted weighted average shares outstanding	6,850,086	7,349,337	6,970,692	7,344,018

	At December 31,	At June 30,
	2008	2008
Selected Ratios:	(unaudited)

Non-performing loans to total loans	1.69%	1.34%
Non-performing assets to total assets	1.20%	0.89%
Allowance for loan losses to non-performing loans	59.37%	71.56%
Allowance for loan losses to total loans	1.01%	0.96%